Exhibit 99.1

Universal Technical Institute Reports First Quarter Results for Fiscal 2007

PHOENIX, Feb. 7, 2007 – Universal Technical Institute Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the first quarter of fiscal 2007, ended December 31, 2006.

First Quarter Operating Performance

Net revenues for the first quarter were $89.5 million, a 4.7% increase, compared with $85.5 million for the same period in the previous year.  The increase primarily relates to higher tuition prices combined with a higher number of students taking two courses at the same time as compared to the prior year and a change to our retake policy.  The increase was partially offset by lower average undergraduate students of approximately 1% during the quarter.

Operating income in the first quarter of fiscal 2007 was $10.5 million, a decrease of 35.2%, compared with $16.3 million in the same period in the previous year.  This decrease reflects higher operating costs, primarily related to increases in advertising expense, employee compensation and depreciation expense which was partially offset by a decrease in bad debt expense.   The operating loss associated with the expansion of the company’s facilities in Sacramento, California, was $1.5 million during the first quarter of fiscal 2007.  Operating losses associated with the expansion of facilities in Sacramento and Norwood, Massachusetts, totaled $2.3 million during the first quarter of fiscal 2006.

Operating margin for the first quarter of fiscal 2007 was 11.8%, a decrease of 720 basis points, compared with 19.0% in the year-ago quarter.  This decline reflects a lower student population than the prior year as well as higher operating costs, including advertising, compensation and depreciation, partially offset by bad debt expense as compared with last year’s first quarter.  Capacity utilization for the first quarter of fiscal 2007 fell 720 basis points to 68.8%, from 76.0% during the same period a year ago.  However capacity utilization improved 400 basis points compared with 64.8% in the fourth quarter of fiscal 2006.

Net income for the first quarter of fiscal 2007 declined 32.7% to $6.9 million, or 26 cents per diluted share, compared with $10.3 million, or 36 cents per diluted share, in the prior year period.  Net income margin for the first quarter of fiscal 2007 was 7.7%, a decrease of 430 basis points, compared with 12.0% in the year-ago period for the same reasons previously described.

“For the first four months of fiscal 2007 we grew new contracts by 2.3%,” said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute.   “While this shows progress from last year’s results it fell short of our expectations in light of our increased advertising expenditures and improved lead flow during the last six months of fiscal 2006.  We are evaluating our sales and marketing strategies and recalibrating our spending to maximize our return on investment.  We are continuing to focus on improving our cost structure and internal processes while we work through a challenging macro economic environment.”

Balance Sheet and Cash Flow

At December 31, 2006, the company had $46.8 million in cash and cash equivalents, compared with $41.4 million at the end of fiscal 2006.    At December 31, 2006, the company had shareholders’ equity of $110.1 million, compared with $102.9 million at September 30, 2006.

Cash flow provided by operations was $10.7 million for the first quarter of fiscal 2007, compared with $18.0 million for the first quarter of fiscal 2006.

Student Enrollment Data

Average undergraduate enrollment for the first quarter of fiscal 2007 was 17,265 students, a decrease of approximately 1%, compared with 17,427 students for the same period a year ago. Undergraduate enrollment at the end of the first quarter of fiscal 2007 was 16,263 students, a decrease of 1.6%, compared with 16,533 students at the end of the first quarter of fiscal 2006.

Conference Call

Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2007 first quarter results today at 3:00 p.m. Mountain Standard Time (5:00 p.m. Eastern Standard Time).  Investors are invited to listen to the call live at www.uticorp.com.  Please access the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days.

About Universal Technical Institute

Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers.  Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Safe Harbor Statement

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment.  Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.  The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended December 31,

	2006	2005

Net Revenues	$89,534	$85,512
Operating expenses:
Educational services and facilities	44,195	40,102
Selling, general and administrative	34,814	29,159

Total operating expenses	79,009	69,261

Income from operations	10,525	16,251

Other (income) expense:
Interest income	(672)	(762)
Interest expense	11	16

Total other income	(661)	(746)

Income before income taxes	11,186	16,997
Income tax expense	4,276	6,732

Net income available to common shareholders	$6,910	$10,265

Earnings per share:
Net income per share – basic	$0.26	$0.37

Net income per share – diluted	$0.26	$0.36

Weighted average number of common shares outstanding:
Basic	26,744	27,984

Diluted	27,092	28,468

Other Data:
Depreciation and amortization	$4,124	$3,239
Number of campuses	10	10
Average undergraduate enrollment	17,265	17,427

	For the Period Ended

Balance Sheet Data:	December 31, 2006	September 30, 2006

Cash and cash equivalents	$46,763	$41,431
Current assets	$71,463	$70,269
Working capital deficit	$(22,130)	$(26,009)
Total assets	$215,799	$212,161
Total shareholders’ equity	$110,084	$102,902